Exhibit 10.2

TERM SHEET AND AMENDMENT TWO TO SOFTWARE SUPPLY AND
SUPPORT AGREEMENT

THIS TERM SHEET is made as of the 5th Day of March, 2008 (the “Effective Date”), and the AMENDMENT TWO TO SOFTWARE SUPPLY AND SUPPORT AGREEMENT shall be effective, when and if such conditions are met as set forth in this Term Sheet.

WHEREAS CryptoLogic, Inc. (“CryptoLogic”), WagerLogic Limited (“WagerLogic”), Coasis N.V. (carrying on business as “Classic Poker”), Andrew Song and Henrik Witt entered into a Software Supply and Support Agreement dated January 1, 2007 (the “Supply Agreement”) which conveys certain of significant value to WagerLogic;

WHEREAS CryptoLogic, WagerLogic, WPT Enterprises Inc., WPT Enterprises Malta Limited, and WPT Malta Group Limited (the latter three companies to be known as “WPT”) are parties to a Software Supply and Support Agreement dated August 24, 2007 (the “WPT Supply Agreement’);

AND WHEREAS WPT is desirous of purchasing the assets Classic Poker (the “Assets’) and hiring the principal, Henrik Witt, to become an employee of their online gaming department;

AND WHEREAS CyptoLogic asserts that certain of the terms and conditions of the Supply Agreement grant to WagerLogic rights which might impede the acquisition of the Assets and the employment of Mr. Witt by WPT (the “WagerLogic Rights”);

AND WHEREAS WagerLogic is willing to waive such Wagerlogic Rights to the extent necessary in order to allow the purchase of Classic Poker by and employment of Henrik Witt by WPT in exchange for certain consideration to be provided by WPT as set out herein;

NOW THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties covenant and agree as follows:

1.               It is the intention of the parties hereto to enter into a definitive agreement relating to the subject matter of this Term Sheet and Amendment Two, which definitive agreement shall contain all of the terms and conditions hereof and all such other terms and conditions as are usual and customary in respect of a transaction of this nature; provided that until such definitive agreement is executed by the parties, this Term Sheet And Amendment Two shall represent binding obligations of the parties hereto.

2.               The Supply Agreement includes the following provision relating to the Prop Player program being operated by WagerLogic, WPT and WagerLogic hereby agree that, contemporaneous with the completion of the acquisition of Classic Poker by WPT, the WPT Supply Agreement shall include a similar provision in relation to the room related to Classic Poker, amended mutatis mutandis:

“Prop Player Program.  It is expressly acknowledged that, through arrangements between WagerLogic and the operator of the Existing Poker Room, WagerLogic presently operates a Prop Player program through the Existing Poker Room (the “Prop Program”).  It is hereby agreed that, WagerLogic may, in its sole discretion, choose to operate the Prop Program through the Licensee Poker Room.  The end users playing Poker in the Licensee Poker Room through the Prop Program (the “Prop Players”) shall be deemed not to be End Users for the purposes of this Agreement, and no revenues generated by the said Prop Players shall be included in the calculation of Net Revenues hereunder.  The Licensee shall allow WagerLogic to set the economic parameters associated with the play of the Prop Players in the Licensee Poker Room, such as the eligibility for, and quantum of, rake back and Promotion Deposits, and shall allow WagerLogic to alter such economic parameters at any time, in its sole and exclusive discretion.  Each week (Monday through Sunday) during the Term, WagerLogic shall determine whether the Prop Players have generated, based only on revenues and expenses attributed directly to them, positive or negative revenue for the subject week (the “Prop Player Revenue”).  It is expressly acknowledged and agreed that all financial transactions associated with the Prop Players shall be processed through ECash System.  In the event that, in respect of any week, the Prop Player Revenue is negative, WagerLogic shall be responsible for funding the amount of such negative Prop Player Revenue.  In the event that, in respect of any week, the Prop Player Revenue is positive, WagerLogic shall pay to the Licensee an amount equal to the said positive Prop Player Revenue.  Notwithstanding anything herein contained, all Data associated with the Prop Players shall be deemed to be the property of WagerLogic.”

For purpose of clarity, the forgoing Prop Player clause shall only relate to the use of the room used as Classic Poker and shall not be construed to apply to the WPT room.

3.               WPT and WagerLogic agree that, forthwith upon the execution of this Agreement, the WPT Supply Agreement shall be amended by extending the term of the WPT Supply Agreement by a period of one (1) year under the same terms and conditions as set out in the WPT Supply Agreement, save and except that as Sections 5.2.2 (ii), (iii) and )iv) of the WPT Supply Agreement shall be amended as set forth in Section 5 hereof.

4.               WagerLogic agrees to do the following, as requested by WPTE and subject to the Agreement of Classic Poker, in regard to the transition of the properties: open up access to Classic Poker data (D6 property), providing the ability to do combined reporting of D6 and DJ properties, the ability to run D6 and DJ promotions and specific tournaments, both as individual properties or combined.  WagerLogic shall provide separate account reconciliations for the properties as well as a combined reconciliation, the parties understanding that from and after the completion of the purchase of Classic Poker by WPT, all rates and guarantees work off of the combined.

5.               The parties hereto agree that, effective February 1, 2008 (i.e., applicable to revenues generated as of February 1, 2008) the WPT Supply Agreement shall be amended by replacing the existing Paragraph 5.2.2 with the following:

WagerLogic Net Revenues.  In respect of the Net Revenue generated during each Month of the Term, WagerLogic shall be entitled to receive the following portion of the Net Revenue as consideration for the granting of the license of use its Software (collectively  referred to as “WagerLogic Net Revenues”):

i.                                          Zero (0%) percent of the first $37,500 of Net Poker Revenue generated during the Month;

ii.                                       Twenty-one (21%) percent of the Net Revenue between $37,500 and $500,000, generated during the Month; and

iii.                                    Twenty (20%) percent of the Net Revenue in excess of $500,000 generated during the Month.

6.               Each of the parties agrees to keep confidential any and all information with respect to the other party which it has received or may in the future receive in connection with this Term Sheet which is not otherwise available to the general public without restriction, as well as the existence or terms of this Term Sheet (the “Confidential Information”).  Notwithstanding the foregoing, each party may disclose the Confidential Information (i) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law; provided, however that the party required to so disclose the Confidential Information of the other party shall use commercially reasonable efforts to minimize such disclosure and shall provide written notice of such disclosure and consult with and assist the other party in obtaining a protective order prior to such disclosure or (ii) on a “need-to-know” basis under an obligation of confidentiality to its legal counsel, accountants, banks and other financing sources and their advisors.

Dated this 5th day of March, 2008.

CRYPTOLOGIC INC.

By:	/s/ Michael Starzynski

Name: Michael Starzynski

Title: CTO

WAGERLOGIC LIMITED

By:	/s/Anthony Demetriades

Name:Anthony Demetriades

Title: Managing Director

WPT MALTA GROUP LIMITED

By:	/s/ Adam Pliska

Name: Adam Pliska

Title: Director

WPT ENTERPRISES MALTA LIMITED

By:	/s/ Adam Pliska

Name: Adam J. Pliska

Title: Director

WPT ENTERPRISES INC.

By:	/s/ Adam Pliska

Name: Adam J. Pliska

	Title:	General Counsel and Secretary to the Board of Directors.